Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
May 9, 2006	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES AIRBUS SUPPLY DEAL
(Note: Conference Call scheduled for 11:00 am ET this morning. See details below.)
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) announced today that it has entered into a 10-year agreement with Airbus for the supply of titanium products that will support the production of the Airbus family of commercial aircraft, including the new A-380 and A-350 programs. The contract is expected to generate revenue in excess of $800 million over its term.
     Under the agreement, RTI will produce forging quality billet, bloom, and a full range of flat-rolled product from Airbus supplied input material. Shipments will begin in late 2006 and exceed 5 million pounds per year by 2008. Additional value-added products and services are currently under discussion.
     In connection with the agreement, RTI will begin a $35 million facilities expansion program, including new and upgraded melting and forging capacity. Completion is expected during the third and fourth quarters of 2007. Airbus may participate in the investment.
     “This agreement represents a new level of cooperation in a long standing supply relationship with Airbus. We at RTI are excited about the opportunity to play a larger role in supplying products and services to the Airbus family and its customers,” commented Timothy G. Rupert, President & CEO.
     “The long-term agreement is a key part of Airbus’ strategy of partnering in innovative ways with strong companies to ensure the best materials and components for our aircraft,” said Henri Courpron, Airbus’ Executive Vice President — Procurement. “RTI International Metals has been an Airbus partner for as long as we have been using titanium in our aircraft, and we are pleased to be expanding the relationship for the benefit of our production and — ultimately — for the benefit of our airline customers.”

     RTI has scheduled a brief conference call for 11:00 a.m. Eastern Time this morning to discuss the Airbus supply agreement. To participate in the call, please dial toll free (USA/Canada) 888-968-4564 or (International) 973-582-2841 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, May 16, 2006, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 7360921.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the design and effectiveness of the Company’s internal control over financial reporting, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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